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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Trustees of Edward Lowe Foundation, Inc., Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc.:

        We hereby consent to the use of our report, dated July 2, 1996 on the combined financial statements of Granulation Technology, Inc. and Biodac, a division of Edward Lowe Industries, Inc., as of September 30, 1994 and 1995 and for the years ended September 30, 1993, 1994 and 1995 in this Registration Statement on Form S-1 and the Prospectus of Thermo Fibergen, Inc. We also consent to the use of our name and the statements with respect to us appearing under the heading "Experts" in the Prospectus.

                                                   CROWE, CHIZEK AND COMPANY LLP

South Bend, Indiana

August 15, 1996